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                                                                      Exhibit 23


                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 (File No. 33-49805) of Rochester Gas and Electric Corporation and in the Registration Statement on Form S-8 (File No. 333-22139) of RGS Energy Group, Inc. of our report dated February 1, 2000 appearing in Item 8A of the Rochester Gas and Electric Corporation Annual Report on Form 10-K for the year ended December 31, 1999 and of our report dated February 1, 2000 appearing in Item 8A of the RGS Energy Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1999.



PricewaterhouseCoopers LLP (Signed)

Rochester, New York
February 11, 2000